UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2015

CAPSTONE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54905	46-0684479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8600 Transit Road, East Amherst, NY 14051
(Address of principal executive offices) (Zip Code)

(866) 798-4478
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2015, we acquired a 20% interest in privately-held real estate companies LC Strategic Realty, LLC and LC Strategic Holdings, LLC, as well as a 20% interest in all other business conducted and to be conducted by Christopher Naugle and Lorissa Naugle (the real estate companies’ majority holders) to the extent such other business has a primary focus on (a) real estate (subject to the exclusion of certain specified projects), (b) media/entertainment/show business, or (c) endorsements/advertisements/personal appearances/use of likeness/monetization of celebrity. (In addition to their real estate business conducted in these two companies, the Naugles are developing a reality TV series which would focus on their real estate work.)

LC Strategic Realty, LLC and LC Strategic Holdings, LLC are based in Williamsville, New York, a Buffalo suburb which is near our East Amherst, New York headquarters office.

For the LC Strategic Realty, LLC transaction, we entered into a Securities Purchase Agreement, a Members Agreement, a Non-Competition Agreement with Christopher Naugle and a Non-Competition Agreement with Lorissa Naugle. For the LC Strategic Holdings, LLC transaction, we entered into a Securities Purchase Agreement, a Members Agreement, a Non-Competition Agreement with Christopher Naugle and a Non-Competition Agreement with Lorissa Naugle. All eight of such Agreements were dated July 24, 2015. We paid a total of $277,500 cash in such transactions.

The foregoing summary of the material terms of the eight Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the eight Agreements, copies of which will be filed by us with a future Securities and Exchange Commission report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE FINANCIAL GROUP, INC.

Date:   July 27, 2015

By: /s/ Darin Pastor

Name: Darin Pastor

Title: Chief Executive Officer